Exhibit 13.2

Consolidated Income

(unaudited)	Three months ended September 30		Nine months ended September 30
(millions of dollars except per share amounts)	2006	2005	2006	2005
Revenues	1,850	1,494	5,429	4,353

Operating Expenses
Cost of sales	382	319	1,224	834
Other costs and expenses	593	438	1,696	1,279
Depreciation	264	247	787	752
	1,239	1,004	3,707	2,865
Other Expenses/(Income)
Financial charges	203	210	612	625
Financial charges of joint ventures	22	16	67	49
Equity income	(4)	(120)	(28)	(196)
Interest income and other	(32)	(21)	(96)	(49)
Gain on sale of Northern Border Partners, L.P. interest	—	—	(23)	—
Gains related to Power LP	—	(245)	—	(245)
Gain on sale of PipeLines LP units	—	—	—	(82)
	189	(160)	532	102
Income from Continuing Operations before Income Taxes and Non-Controlling Interests	422	650	1,190	1,386

Income Taxes
Current	31	189	278	429
Future	75	12	71	38
	106	201	349	467
Non-Controlling Interests
Preferred share dividends of subsidiary	6	6	17	17
Non-controlling interest in PipeLines LP	11	15	32	36
Other	6	1	10	7
	23	22	59	60

Net Income from Continuing Operations	293	427	782	859
Net Income from Discontinued Operations	—	—	28	—
Net Income	293	427	810	859
Net Income Per Share
Continuing operations	$0.60	$0.88	$1.60	$1.77
Discontinued operations	—	—	0.06	—
Basic	$0.60	$0.88	$1.66	$1.77
Diluted	$0.60	$0.87	$1.65	$1.76

Average Shares Outstanding – Basic (millions)	487.9	486.7	487.7	485.9
Average Shares Outstanding – Diluted (millions)	490.2	489.6	490.1	488.7

See accompanying notes to the consolidated financial statements.

Consolidated Cash Flows

(unaudited)	Three months ended September 30		Nine months ended September 30
(millions of dollars)	2006	2005	2006	2005
Cash Generated From Operations
Net income	293	427	810	859
Depreciation	264	247	787	752
Gain on sale of Northern Border Partners, L.P. interest, net of current income tax	—	—	(11)	—
Gains related to Power LP, net of current income tax	—	(166)	—	(166)
Gain on sale of PipeLines LP units, net of current income tax	—	—	—	(31)
Equity income in excess of distributions received	(1)	(53)	(8)	(70)
Future income taxes	75	12	71	38
Non-controlling interests	23	22	59	60
Funding of employee future benefits (in excess of)/lower than expense	(2)	12	(17)	(5)
Other	10	2	27	(16)
Funds generated from operations	662	503	1,718	1,421
(Increase)/decrease in operating working capital	(43)	90	(136)	(173)
Net cash provided by operations	619	593	1,582	1,248
Investing Activities
Capital expenditures	(372)	(166)	(1,002)	(409)
Acquisitions, net of cash acquired	—	—	(358)	(632)
Disposition of assets, net of current income tax	—	444	23	546
Deferred amounts and other	(47)	43	(63)	93
Net cash (used in)/provided by investing activities	(419)	321	(1,400)	(402)
Financing Activities
Dividends on common shares	(156)	(149)	(461)	(438)
Distributions paid to non-controlling interests	(16)	(24)	(47)	(62)
Notes payable issued/(repaid), net	4	(696)	(449)	(163)
Long-term debt issued	—	—	1,250	799
Reduction of long-term debt	(4)	(10)	(352)	(962)
Long-term debt of joint ventures issued	14	—	38	5
Reduction of long-term debt of joint ventures	(27)	(2)	(48)	(19)
Common shares issued	12	10	25	39
Net cash used in financing activities	(173)	(871)	(44)	(801)
Effect of Foreign Exchange Rate Changes on Cash and Short-Term Investments	1	(12)	(8)	10
Increase in Cash and Short-Term Investments	28	31	130	55
Cash and Short-Term Investments
Beginning of period	314	215	212	191
Cash and Short-Term Investments
End of period	342	246	342	246

Supplementary Cash Flow Information
Income taxes paid	87	102	455	409
Interest paid	195	221	629	676

See accompanying notes to the consolidated financial statements.

Consolidated Balance Sheet

	September 30, 2006	December 31,
(millions of dollars)	(unaudited)	2005

ASSETS
Current Assets
Cash and short-term investments	342	212
Accounts receivable	762	796
Inventories	277	281
Other	265	277
	1,646	1,566
Long-Term Investments	77	400
Plant, Property and Equipment	20,846	20,038
Other Assets	2,218	2,109
	24,787	24,113

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Notes payable	513	962
Accounts payable	1,274	1,494
Accrued interest	265	222
Current portion of long-term debt	415	393
Current portion of long-term debt of joint ventures	124	41
	2,591	3,112
Deferred Amounts	1,109	1,196
Future Income Taxes	773	703
Long-Term Debt	10,306	9,640
Long-Term Debt of Joint Ventures	1,157	937
Preferred Securities	513	536
	16,449	16,124
Non-Controlling Interests
Preferred shares of subsidiary	389	389
Non-controlling interest in PipeLines LP	298	318
Other	82	76
	769	783
Shareholders’ Equity
Common shares	4,780	4,755
Contributed surplus	273	272
Retained earnings	2,611	2,269
Foreign exchange adjustment	(95)	(90)
	7,569	7,206
	24,787	24,113

See accompanying notes to the consolidated financial statements.

Consolidated Retained Earnings

(unaudited)	Nine months ended September 30
(millions of dollars)	2006	2005

Balance at beginning of period	2,269	1,655
Net income	810	859
Common share dividends	(468)	(445)
	2,611	2,069

See accompanying notes to the consolidated financial statements.

Notes to Consolidated Financial Statements
(Unaudited)

1.     Significant Accounting Policies

The consolidated financial statements of TransCanada Corporation (TransCanada or the company) have been prepared in accordance with Canadian generally accepted accounting principles (GAAP). The accounting policies applied are consistent with those outlined in TransCanada’s annual audited consolidated financial statements for the year ended December 31, 2005. These consolidated financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the respective periods. These consolidated financial statements do not include all disclosures required in the annual financial statements and should be read in conjunction with the 2005 audited consolidated financial statements included in TransCanada’s 2005 Annual Report.  Amounts are stated in Canadian dollars unless otherwise indicated. Certain comparative figures have been reclassified to conform with the current period’s presentation.

Since a determination of many assets, liabilities, revenues and expenses is dependent upon future events, the preparation of these consolidated financial statements requires the use of estimates and assumptions. In the opinion of Management, these consolidated financial statements have been properly prepared within reasonable limits of materiality and within the framework of the company’s significant accounting policies.

2.     Segmented Information

Effective June 1, 2006, TransCanada revised the composition and names of its reportable business segments to Pipelines and Energy.  Pipelines is principally comprised of the company’s pipelines in Canada, the United States and Mexico.  Energy includes the company’s power operations, natural gas storage and liquefied natural gas (LNG) businesses in Canada and the U.S.  The financial reporting of these segments was aligned to reflect the internal organizational structure of the company.  The segmented information has been retroactively restated to reflect the changes in reportable segments.    These changes had no impact on consolidated net income.

The impacts on segment net income of each of Pipelines and Energy in each quarter of 2005 and first quarter 2006 are as follows.

	2005					2006
(unaudited – millions of dollars)	First	Second	Third	Fourth	Total	First
Pipelines
Net Income – previously reported as Gas Transmission	211	165	148	160	684	168
Reclassifications:
Natural gas storage	(4)	(1)	(2)	(9)	(16)	(13)
Costs related to LNG	2	2	3	4	11	2
Net Income – revised	209	166	149	155	679	157

Energy
Net Income – previously reported as Power	30	42	292	197	561	89
Reclassifications:
Natural gas storage	4	1	2	9	16	13
Costs related to LNG	(2)	(2)	(3)	(4)	(11)	(2)
Net Income – revised	32	41	291	202	566	100

Three months ended September 30	Pipelines		Energy		Corporate		Total
(unaudited – millions of dollars)	2006	2005	2006	2005	2006	2005	2006	2005
Revenues	1,010	993	840	501	—	—	1,850	1,494
Cost of sales	—	—	(382)	(319)	—	—	(382)	(319)
Other costs and expenses	(351)	(310)	(240)	(127)	(2)	(1)	(593)	(438)
Depreciation	(231)	(235)	(33)	(12)	—	—	(264)	(247)
	428	448	185	43	(2)	(1)	611	490
Financial charges and non-controlling interests	(197)	(198)	—	—	(29)	(34)	(226)	(232)
Financial charges of joint ventures	(17)	(16)	(5)	—	—	—	(22)	(16)
Equity income	4	21	—	99	—	—	4	120
Interest income and other	25	8	2	2	5	11	32	21
Gains related to Power LP	—	—	—	245	—	—	—	245
Income taxes	(113)	(114)	(59)	(98)	66	11	(106)	(201)
Continuing Operations	130	149	123	291	40	(13)	293	427
Discontinued Operations							—	—
Net Income							293	427

Nine months ended September 30	Pipelines		Energy		Corporate		Total
(unaudited – millions of dollars)	2006	2005	2006	2005	2006	2005	2006	2005
Revenues	2,956	2,981	2,473	1,372	—	—	5,429	4,353
Cost of sales	—	—	(1,224)	(834)	—	—	(1,224)	(834)
Other costs and expenses	(994)	(899)	(695)	(376)	(7)	(4)	(1,696)	(1,279)
Depreciation	(692)	(700)	(95)	(52)	—	—	(787)	(752)
	1,270	1,382	459	110	(7)	(4)	1,722	1,488
Financial charges and non-controlling interests	(573)	(588)	—	(2)	(98)	(95)	(671)	(685)
Financial charges of joint ventures	(50)	(44)	(17)	(5)	—	—	(67)	(49)
Equity income	28	54	—	142	—	—	28	196
Interest income and other	59	21	5	5	32	23	96	49
Gain on sale of Northern Border Partners, L.P. interest	23	—	—	—	—	—	23	—
Gain on sale of PipeLines LP units	—	82	—	—	—	—	—	82
Gains related to Power LP	—	—	—	245	—	—	—	245
Income taxes	(323)	(383)	(127)	(131)	101	47	(349)	(467)
Continuing Operations	434	524	320	364	28	(29)	782	859
Discontinued Operations							28	—
Net Income							810	859

Total Assets

	September 30, 2006	December 31,
(millions of dollars)	(unaudited)	2005
Pipelines	17,966	17,872
Energy	5,715	5,303
Corporate	1,106	938
	24,787	24,113

3.     Risk Management and Financial Instruments

The following represents the material changes to the company’s financial instruments since December 31, 2005.

Energy Price Risk Management

The company executes power, natural gas and heat rate derivatives for overall management of its asset portfolio.  Heat rate contracts are contracts for the sale or purchase of power that are priced based on a natural gas index.  The fair value and notional volumes of contracts for differences and the swap, future, option and heat rate contracts are shown in the tables below.

Power

Asset/(Liability)

		September 30, 2006
		(unaudited)	December 31, 2005
	Accounting	Fair	Fair
(millions of dollars)	Treatment	Value	Value
Power – swaps and contracts for differences
(maturing 2006 to 2011)	Hedge	(89)	(130)
(maturing 2006 to 2010)	Non-hedge	(6)	13
Gas – swaps and futures
(maturing 2006 to 2016)	Hedge	(58)	17
(maturing 2006 to 2008)	Non-hedge	26	(11)

Notional Volumes
September 30, 2006	Accounting	Power (GWh)		Gas (Bcf)
(unaudited)	Treatment	Purchases	Sales	Purchases	Sales
Power – swaps and contracts for differences
(maturing 2006 to 2011)	Hedge	4,946	11,189	—	—
(maturing 2006 to 2010)	Non-hedge	1,465	917	—	—
Gas – swaps and futures
(maturing 2006 to 2016)	Hedge	—	—	81	60
(maturing 2006 to 2008)	Non-hedge	—	—	15	20
Heat rate contracts
(maturing 2006)	Non-hedge	—	12	—	—

Notional Volumes	Accounting	Power (GWh)		Gas (Bcf)
December 31, 2005	Treatment	Purchases	Sales	Purchases	Sales
Power – swaps and contracts for differences	Hedge	2,566	7,780	—	—
	Non-hedge	1,332	456	—	—

Gas – swaps and futures	Hedge	—	—	91	69
	Non-hedge	—	—	15	18

Certain of the company’s joint ventures use power derivatives to manage energy price risk exposures.  The company’s proportionate share of the fair value of these outstanding power sales derivatives at September 30, 2006 was $55 million (December 31, 2005 – $(38) million) and relates to contracts which cover the period 2006 to 2010.  The company’s proportionate share of the notional sales volumes associated with this exposure at September 30, 2006 was 4,500 GWh (December 31, 2005 – 2,058 GWh).

4.               Long-Term Debt

In January 2006, the company issued $300 million of 4.3 per cent medium-term notes due 2011; in March 2006, the company issued US$500 million of 5.85 per cent senior unsecured notes due 2036; and in October 2006, the company issued $400 million of 4.65 per cent medium-term notes due October 2016.

In April 2006, TC PipeLines, LP (PipeLines LP) borrowed US$307 million under its unsecured credit facility to finance the cash portion of the purchase price of its acquisition of an additional 20 per cent interest in Northern Border Pipeline Company (Northern Border).  The credit facility has a term of two years and all amounts outstanding will be due and payable on March 31, 2008.  Borrowings under the credit facility will bear interest based, at PipeLines LP’s election, on the London interbank offered rate or the base rate plus, in either case, an applicable margin.

5.               Discontinued Operations

TransCanada’s net income for the nine months ended September 30, 2006 includes $28 million or $0.06 per share of net income from discontinued operations, reflecting settlements received in first quarter 2006 from bankruptcy claims related to TransCanada’s Gas Marketing business divested in 2001.

6.               Acquisitions and Dispositions

In April 2006, PipeLines LP closed its acquisition of an additional 20 per cent general partnership interest in Northern Border for US$307 million bringing its total general partnership interest to 50 per cent.  As part of the transaction, PipeLines LP indirectly assumed approximately US$120 million of debt of Northern Border.  Of the total purchase price, US$114 million was allocated to goodwill and the remainder was allocated primarily to plant, property and equipment.  Northern Border became a jointly controlled entity and TransCanada commenced proportionately consolidating its investment in Northern Border on a prospective basis as of April 2006.  As part of the transaction, and effective early second quarter 2007, a subsidiary of TransCanada will become the operator of Northern Border which is currently operated by a subsidiary of ONEOK Inc. (ONEOK).

Concurrent with this transaction, TransCanada closed the sale of its 17.5 per cent general partner interest in Northern Border Partners, L.P. to a subsidiary of ONEOK, for net proceeds of approximately US$30 million, resulting in an after-tax gain of $13 million.  The net gain was recorded in the Pipelines segment and the company recorded a $10 million income tax charge, including $12 million of current income tax expense, on this transaction.

7.               Income Taxes

In second quarter 2006, TransCanada recorded a $33 million future income tax benefit ($23 million in Energy and $10 million in Corporate) as a result of reductions in Canadian federal and provincial corporate income tax rates enacted in second quarter 2006.  In third quarter 2006, TransCanada recorded an income tax benefit of approximately $50 million on the resolution of certain income tax matters with taxation authorities and changes in estimates during the quarter.

8.               Employee Future Benefits

The net benefit plan expense for the company’s defined benefit pension plans and other post-employment benefit plans for the three months and nine months ended September 30, respectively, is as follows.

Three months ended September 30	Pension Benefit Plans		Other Benefit Plans
(unaudited – millions of dollars)	2006	2005	2006	2005
Current service cost	10	7	1	—
Interest cost	16	16	2	1
Expected return on plan assets	(18)	(16)	(1)	—
Amortization of transitional obligation related to regulated business	—	—	1	1
Amortization of net actuarial loss	6	5	1	—
Amortization of past service costs	1	1	—	—
Net benefit cost recognized	15	13	4	2

Nine months ended September 30	Pension Benefit Plans		Other Benefit Plans
(unaudited – millions of dollars)	2006	2005	2006	2005
Current service cost	28	22	2	1
Interest cost	49	48	6	4
Expected return on plan assets	(53)	(48)	(2)	—
Amortization of transitional obligation related to regulated business	—	—	2	2
Amortization of net actuarial loss	20	13	2	1
Amortization of past service costs	3	2	1	—
Net benefit cost recognized	47	37	11	8

TransCanada welcomes questions from shareholders and potential investors. Please telephone:

Investor Relations, at 1-800-361-6522 (Canada and U.S. Mainland) or direct dial David Moneta/Myles Dougan at (403) 920-7911. The investor fax line is (403) 920-2457. Media Relations: Jennifer Varey at (403) 920-7859

Visit TransCanada’s Internet site at: 0Hhttp://www.transcanada.com